Exhibit 10
CONFIDENTIAL

FIRST AMENDMENT TO COAL PURCHASE AND SALES AGREEMENT

     This First Amendment (the “Amendment”) to the Coal Purchase and Sales Agreement by and between Massey Coal Sales Company, Inc. (“Seller” or “Massey”) and Indiantown Cogeneration, L.P. (“Buyer” or “Indiantown”) dated as of February 5, 2003 (the “Agreement”) is entered into this 21st day of August, 2003. Each of Buyer and Seller shall be referred to as a “Party” and collectively, the “Parties.” Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.

RECITALS

     WHEREAS, the Parties are subject to a price reopener pursuant to Section 3.1(d)(ii) of the Agreement; and

     WHEREAS, the Parties have negotiated a new Contract Price, price reopener, and other provisions to the Agreement and desire to include such new terms in the Agreement.

     NOW THEREFORE, in consideration of the foregoing premises and the agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.	Amendment.

(a)	Section 3.1(a) of the Agreement is hereby deleted in its entirety and a new subsection (a) shall be added to read in its entirety as follows:

“(a) Buyer’s Requirements. During the Agreement Term, Seller agrees to sell and cause to be delivered to Buyer, pursuant to Orders sent by Buyer to Seller in accordance with Section 3.2, and Buyer agrees to purchase, accept and pay for from Seller, Coal in an amount to meet all of Buyer’s Coal requirements for the Facility (“Contract Quantity”). Buyer has no obligation to purchase any minimum quantity of coal hereunder, but Seller shall not be obligated to supply more than 110,000 Tons per month and 1,200,000 Tons per calendar year during the Agreement Term (“Maximum Quantity”). If Buyer requires more than the Maximum Quantity, Buyer may purchase coal in any amounts over such Maximum Quantity from any third party. Buyer shall have the right to use fuels other than coal, as it deems necessary for its operations. Notwithstanding the foregoing quantity requirements, Buyer shall have the right to purchase up to 50,000 Tons per year from any party, including parties other than Seller, for test burn purposes (“Test Burn Coal”) provided Buyer provides written notice to Seller of its intent to purchase such Test Burn Coal in the monthly schedule required by Section 3.2. If for any month during the Agreement Term, Buyer intends to utilize Test Burn Coal with a Btu value that is within 300 Btus of the Monthly Weighted Average Guarantee for Btu/lb. in Exhibit A of this Agreement, Buyer may, in its sole discretion, offer Seller the option of supplying the Test Burn Coal.”

(b)	Section 3.1(d)(i) of the Agreement is hereby deleted in its entirety and new subsection (i) shall be added to read in its entirety as follows:

“(i) Contract Price. The price per Ton for Coal delivered by Seller from August 1, 2003 up to and including September 30, 2005 (and any deliveries made thereafter that were scheduled to be delivered or were otherwise to be delivered by Seller prior to September 30, 2005) to the Delivery Point shall be $33.00 per Ton FOB Big Sandy or FOB Kanawha, adjusted for coal quality pursuant to Article 5 and any transportation charges pursuant to Section 3.3(a). For deliveries after September 30, 2005 or at such other earlier time as the Parties shall mutually agree in writing, the Contract Price shall be determined pursuant to Section 3.1(d)(ii).”

(c)	Section 3.1(d)(ii) of the Agreement shall be deleted in its entirety and a new subsection (ii) shall be added to read in its entirety as follows:

“(ii) Coal Price Reopener. The Parties both acknowledge that Buyer’s energy payment under the FPL Power Purchase Agreement is tied to a coal index established by Buyer and FPL and that Buyer desires to have its cost of coal adjusted in accordance with the same, or a comparable, coal index. Therefore, Buyer desires Seller to participate in the process of establishing a new base price for coal and an appropriate escalation index that is agreeable to Buyer, Seller and FPL. Notwithstanding any other provisions of this Agreement to the contrary, the Parties shall, upon the execution of this Agreement, use their commercially reasonable best efforts to develop and agree on a new Contract Price and price adjustment mechanism that incorporates a coal index that is agreeable to Seller and Buyer for deliveries subsequent to September 30, 2005, or such earlier time as the Parties may mutually agree. From and after the date Buyer proposes a new Contract Price and price adjustment mechanism, Seller shall have ninety (90) days to review the proposed new Contract Price and price adjustment mechanism and determine whether to agree to the price calculated and mechanism established using such proposal. Seller shall give Buyer written notice whether it agrees with such proposed new Contract Price and price adjustment mechanism as soon as commercially practicable, but not later than the expiration of such ninety (90) day period. If Seller and Buyer do not agree on such new Contract Price and price adjustment mechanism on or before the end of such ninety

(90) day period, either Party may elect to terminate this Agreement as of a date that shall be one hundred eighty (180) days from the date that Buyer sent the proposed new Contract Price and price adjustment mechanism to Seller. Seller shall continue delivering Coal at the Contract Price in Section 3.1(d)(i) and shall remain obligated to perform any obligations arising prior to such termination pursuant to the terms of this Agreement. If Seller agrees to such new Contract Price and price adjustment mechanism, Seller and Buyer shall amend this Agreement to incorporate the terms and conditions of such new Contract Price and price adjustment mechanism. If Buyer’s proposal of and Seller’s agreement to the new Contract Price and price adjustment mechanism both occur on or before April 15, 2005, Seller shall provide a rebate to Buyer in the amount of $.50 per Ton for all Coal shipped between October 1, 2003 and the earlier of the date the new Contract Price becomes effective and September 30, 2004.

Notwithstanding any other provisions of this Agreement to the contrary, should the Seller, Buyer, and FPL not develop, propose and agree upon a coal index, new Contract Price and price adjustment mechanism prior to September 30, 2005, by no earlier than one hundred and eighty (180) days prior to and no later than one hundred and sixty (160) days prior to October 1, 2005, either Party can notice the other Party to begin negotiations to revise the Contract Price, Contract Quantity and Quality, and other financial terms for deliveries subsequent to October 1, 2005 and an appropriate adjustment mechanism to reflect the then-market price of Coal which market price shall be determined by mutual agreement of the Parties. The Parties shall meet within ten days following the receipt of the notice to begin negotiations. If the Parties have not agreed on such terms by one hundred and twenty days (120) days before October 1, 2005, each Party shall within ten (10) days send a written notice to the other Party appointing a senior executive to attempt to resolve the matter. The executives shall confer in person or by telephone within ten (10) days of the Parties’ receipt of notice of their appointment in an attempt to agree on such new terms. In any event, if the Parties have not agreed on such new terms by July 1, 2005, either Party may, for any reason and acting in its sole discretion, terminate this Agreement as of September 30, 2005, provided that, such Party gives prompt written notice to the other Party of its intent to terminate the Agreement at least five (5) days prior to such termination, and, provided further that, the Parties shall remain obligated to perform any obligations arising prior to such termination pursuant to the terms of this Agreement.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall prevent the Buyer from soliciting proposals and establishing alternative coal arrangements at any time with other suppliers for deliveries made after the termination of this Agreement.

(d)	Section 3.3(a) of the Agreement shall be deleted in its entirety and a new subsection (a) shall be added to read in its entirety as follows:

“(a) Unless otherwise agreed by the Parties in writing, Seller shall deliver all Coal to Buyer FOB Unit Train(s) at the mine loadout at the CSX Big Sandy rate district, provided that, Seller may deliver Coal FOB Unit Train(s) at the mine loadout at the Kanawha rate district provided that Seller shall pay Buyer for any differences in railroad freight charges between such two delivery points, up to $1.30 per Ton which will be netted against the Contract Price in Section 3.1(d)(i). Buyer will inform Seller of the railroad freight differences on a quarterly basis as Buyer receives notices of such adjustments from the Transporter. Title to and risk of loss of the Coal will pass to Buyer upon completion of loading all railcars in each Unit Train and release to Transporter. Coal haulage or transportation equipment, shall be clean, dry and suitable for the transportation of coal and heat shall not be applied to railcars for the purposes of thawing frozen Coal contained in the railcars, and unless otherwise agreed, Buyer shall furnish suitable Unit Trains in load ready condition for loading and delivery of the Coal compatible with Seller’s loading facilities. Railcars shall not be loaded by any method which would place undue stress on the top chords or sides of the railcar. Seller shall not alter or change any identifying marks on the railcars without Buyer’s prior written consent. If the Delivery Point is at a Source such that the Coal will have been transported by Unit Train prior to delivery, then title to and risk of loss of the Coal will pass to Buyer upon the earlier to occur of (x) the safe and proper placement of the Unit Trains at the Delivery Point or (y) other transfer of the custody and control of the Unit Trains to Buyer or Buyer’s Transporter. Seller shall accept Unit Trains upon arrival at Source twenty-four (24) hours a day, seven (7) days a week, except Holidays, provided Seller receives notice from Transporter. Loading and scheduling coordination will be in compliance with Tariff CSXT 8200 Series. Except as otherwise provided herein, the cost of all freight, except for transportation penalties to the extent attributable to Seller under Section 3.3, shall be borne by Buyer. If and when on or after October 1, 2003, Buyer elects to utilize private railcars, Seller shall pay Buyer $0.25 per Ton for Shipments originating from CSX rate districts that have a higher private railcar rate than the CSX Big Sandy rate district. The Parties acknowledge and agree that the charges provided in this Section 3.3(a) related to freight and utilization of private railcars shall no longer apply upon the Parties’ agreement, if any, to the new Contract Price and price adjustment mechanism provided in Section 3.1(d)(ii).

(e)	The third sentence of Article 7.1(a) of the Agreement shall be deleted in its entirety and replaced with the following:

By the later of (i) fifteen (15) days after receipt of the Initial Invoice (or if such day is not a Business Day, the immediately following Business Day); or (ii) seven (7) days after receipt of the Final Invoice (or if such day is not a Business Day, the immediately following Business Day), the receiving Party shall pay, by wire transfer in immediately available United States funds, the undisputed amount set forth on such Final Invoice along with the necessary information enabling reconciliation to the relevant Shipment to the applicable payment address provided in Exhibit C.

(f)	The first sentence of Article 7.3 of the Agreement shall be deleted in its entirety and replaced with the following:

Each Party shall maintain accurate records relating to coal sales and purchases pursuant to this Agreement for a period of seven (7) years from the end of each year during the Agreement Term.

(g)	The following Section 14.12 “Relationship with FPL” shall be added to the Agreement under Article 14:

Seller agrees that it shall not pursue any claim against FPL for any indirect, incidental or consequential damages that Seller may incur from the performance, nonperformance or delay in performance by FPL of its obligations in the FPL Power Purchase Agreement.

(h)	Article 15 of the Agreement is hereby amended by adding the following definitions:

“Test Burn Coal” shall have the meaning set forth in Section 3.1(a).

2.	Effective Date. Unless otherwise specified in the provisions of this Amendment, this Amendment shall be effective the later of (i) the date set forth in the preamble of this Amendment; and (ii) the date on which Buyer’s Financing Parties and independent engineer consent to Buyer’s execution of this Amendment.

3.	Confidentiality. This Amendment shall be confidential and subject to the confidentiality provision contained in Section 14.3 of the Agreement.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws.

5.	Severability. If it is determined by a court of competent jurisdiction that any provision of this Amendment is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

6.	Entire Agreement; Amendments; Interpretation. No amendment, modification or change to this Amendment or the Agreement shall be enforceable unless reduced to a writing executed by the party against whom such amendment, modification or change is sought to be enforced and specifically referencing this Amendment or Agreements, as the case may be. Except as amended hereby, the Agreement shall remain in full force and effect.

7.	Counterparts. This Amendment may be executed in counterparts.

8.	Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment.

9.	Force and Effect of Agreement. Except as otherwise specifically amended or modified herein, the terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Amendment as of the date first written above.

INDIANTOWN COGENERATION, L.P.

By: Name: Title:	/s/ F. JOSEPH FEYDER F. Joseph Feyder Vice President

MASSEY COAL SALES COMPANY, INC.

By: Name: Title:	/s/ TOM DOUGHERTY Tom Dougherty Vice President